UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2008 (September 29, 2008)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

25 Dan Road, Canton, MA		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

This Current Report on Form 8-K/A amends Item 3.01 of the Current Report on Form 8-K filed by Network Engines, Inc. (the “Company”) on September 30, 2008 (the “Initial Form 8-K”).

In the Initial Form 8-K, the Company disclosed that it had been notified by the NASDAQ Stock Market LLC (“NASDAQ”) that the bid price of the Company’s common stock had closed below the minimum $1.00 per share price for 30 consecutive trading days, and that it would be provided 180 days, or until March 30, 2009, to regain compliance with the minimum bid price requirement.

On October 22, 2008, the Company received written notification from NASDAQ that NASDAQ has suspended, for a period of three months, the enforcement of the rule requiring a minimum $1.00 per share closing bid price for continued listing due to current conditions in the U.S. and world financial markets.  The notification states that, as a result of this suspension, all companies presently in a bid price compliance period will remain at that same stage of the process and will not be subject to being delisted.  The minimum closing bid price rule will be reinstated on Monday, January 19, 2009 and the first relevant trade date will be Tuesday, January 20, 2009.  The notification from NASDAQ also stated that in the coming months, NASDAQ will continue to monitor the effect that market conditions are having on the operation of its rules.

As a result of this suspension, the Company will now have until July 2, 2009 to regain compliance with the minimum bid price requirement.  The Company can regain compliance, either during the three-month suspension or during the compliance period resuming after the suspension, by achieving a $1.00 per share closing bid price for a minimum of ten consecutive trading days.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: October 27, 2008	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary